                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          K-Tron International, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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
                           K-TRON INTERNATIONAL, INC.
                                Routes 55 and 553
                                  P.O. Box 888
                          Pitman, New Jersey 08071-0888




                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 15, 2000



To Our Shareholders:

           Notice is hereby given that the Annual Meeting of Shareholders of K-Tron International, Inc. (the "Company") will be held on May 15, 2000 at 10:00 a.m., local time, at the Company's corporate headquarters at Routes 55 and 553, Pitman, New Jersey for the following purposes:

           (1) To elect two directors to Class III of the Board of Directors, each to serve for a four-year term and until the election and qualification of his successor; and

           (2) To transact such other business as may properly come before the meeting.

           Only shareholders of record at the close of business on March 31, 2000 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments thereof. The transfer books will not be closed.

                                    By Order of the Board of Directors,


                                    Mary E. Vaccara
                                    Secretary



April 7, 2000


           YOUR PROXY VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                     [LOGO]








                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 15, 2000



           This Proxy Statement is being furnished to the shareholders of K-Tron International, Inc. (the "Company") in connection with the Annual Meeting of Shareholders of the Company to be held on May 15, 2000 and any postponements or adjournments thereof (the "Annual Meeting"). This Proxy Statement and the enclosed Proxy Card are being mailed to shareholders on or about April 7, 2000.

           Execution and return of the enclosed Proxy Card are being solicited by and on behalf of the Board of Directors of the Company for the purposes set forth in the foregoing notice of meeting. The costs incidental to the solicitation and obtaining of proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals, will be borne by the Company. Proxies may be solicited, without extra compensation, by officers and employees of the Company by mail, telephone, telefax, personal interviews and other methods of communication.

           The Annual Report to Shareholders for the fiscal year ended January 1, 2000, including consolidated financial statements and other information with respect to the Company and its subsidiaries, is being mailed to shareholders with this Proxy Statement. Such Annual Report is not part of this Proxy Statement.


                              VOTING AT THE MEETING

RECORD DATE; VOTE REQUIRED; PROXIES

           Only shareholders of record at the close of business on March 31, 2000 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. As of that date, the Company had outstanding 2,421,405 shares of Common Stock. The holders of a majority of such shares, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. A quorum is necessary before business may be transacted at the Annual Meeting except that, even if a quorum is not present, the shareholders present in person or by proxy shall have the power to adjourn the meeting from time to time until a quorum is present. Each shareholder entitled to vote shall have the right to one vote for each share of Common Stock outstanding in such shareholder's name.

           The shares of Common Stock represented by each properly executed Proxy Card will be voted at the Annual Meeting in the manner directed therein by the shareholder signing such Proxy Card. The Proxy Card provides spaces for a shareholder to vote for the nominees, or to withhold authority to vote for both nominees or either nominee, for the Board of Directors. The nominees for election as directors are to be elected by a plurality of the votes cast at the Annual Meeting. With respect to any other matter that may properly be brought before the

Annual Meeting, the affirmative vote of a majority of the votes cast by shareholders entitled to vote thereon is required to take action, unless a greater percentage is required either by law or by the Company's Restated Certificate of Incorporation or By-Laws. In determining the number of votes cast with respect to any voting matter, only those cast "for" or "against" are included. Abstentions will be considered present and entitled to vote at the Annual Meeting but will not be counted as votes cast. Accordingly, abstentions will have no effect on the vote. Similarly, where brokers submit proxies but are prohibited and thus refrain from exercising discretionary authority in voting shares on certain matters for beneficial owners who have not provided voting instructions with respect to such matters (commonly referred to as "broker non-votes"), those shares will be considered present and entitled to vote at the Annual Meeting but will not be counted as votes cast as to such matters and thus will have no effect on the vote.

           If a signed Proxy Card is returned and the shareholder has given no direction with respect to a voting matter, the shares will be voted with respect to that matter by the proxy agents as recommended by the Board of Directors or its Executive Committee. Execution and return of the enclosed Proxy Card will not affect a shareholder's right to attend the Annual Meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by giving notice of revocation to the Secretary of the Company at any time before the proxy is voted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           The following table sets forth certain information as of March 31, 2000 (or as of such other date or dates as may be noted below) with respect to shares of Common Stock of the Company beneficially owned by each director of the Company, by each executive officer of the Company, by all current directors and executive officers of the Company as a group and by each person believed by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. Except as indicated below, the Company understands that the shareholders listed in such table have sole voting and investment power with respect to the shares owned by them. The number of shares in the table below includes shares issuable upon the exercise of outstanding stock options to the extent that such options are exercisable by the director, executive officer or shareholder on or within 60 days after March 31, 2000. In the case of directors and executive officers, the information below has been provided by such persons at the request of the Company.

Name of Individual or Identity of Group                                                                      Percent of
                                                                                    Number of Shares       Common Stock
                                                                                    of Common Stock         Outstanding
                                                                                    ---------------         -----------
Directors and Executive Officers:

Edward B. Cloues, II(1).......................................................            164,218               6.5
Leo C. Beebe(1)(2)............................................................             62,385               2.6
Dr. Hans-Jurg Schurmann(1)....................................................             23,000                 *
Richard J. Pinola(1)..........................................................             19,169                 *
Kevin C. Bowen(1).............................................................             18,323                 *
Lukas Guenthardt(1)...........................................................             16,380                 *
Jean Head Sisco(1)............................................................             14,801                 *
Norman Cohen(1)...............................................................              9,219                 *
Ronald R. Remick(1)(3)........................................................              8,775                 *
Beat Steger(1)................................................................              4,166                 *
Robert A. Engel(1)............................................................              3,500                 *
All current directors and executive officers
  as a group (11 persons)(4)..................................................            343,936              13.3

Other 5% Shareholders:

Heartland Advisors, Inc.(5)(6)................................................            265,000              10.9
T. Rowe Price Associates, Inc.(5)(7)..........................................            256,323              10.6
David L. Babson & Company, Incorporated(5)(8).................................            196,630               8.1
Fleet Investment Advisors, Inc.(5)(9).........................................            186,539               7.7
Paradigm Capital Management Inc.(5)(10).......................................            177,669               7.3
Goldman Sachs Asset Management(5)(11).........................................            157,346               6.5
Dimensional Fund Advisors, Inc.(5)(12)........................................            143,100               5.9

---------------
*        Less than 1%.

(1) Includes with respect to Mr. Cloues 92,858 shares, Mr. Beebe 2,000 shares, Dr. Schurmann 12,000 shares, Mr. Pinola 12,000 shares, Mr. Bowen 11,583 shares, Mr. Guenthardt 12,083 shares, Mrs. Sisco 10,900 shares, Mr. Cohen 2,000 shares, Mr. Remick 1,875 shares, Mr. Steger 4,166 shares and Mr. Engel 1,000 shares, all of which shares are subject to presently exercisable options.

(2) With respect to all such shares, Mr. Beebe shares investment and voting power with his wife.

(3) Includes 4,900 shares as to which Mr. Remick shares investment and voting power with his wife.

(4)      Includes 162,465 shares subject to presently exercisable options.

(5) On March 23, 2000, the Company repurchased 508,000 shares of Common Stock pursuant to an issuer tender offer. The number of shares of Common Stock owned by this shareholder reflects the results of this tender offer and is based on a recent telephone conversation with such shareholder updating the information contained in its Schedule 13G or most recent amendment thereto or otherwise most recently provided to the Company.

(6) As reflected in Schedule 13G dated January 26, 2000. According to Heartland Advisors, Inc. ("Heartland"), it (i) is a registered investment adviser and (ii) has sole dispositive power over all such shares. The principal address of Heartland is 789 North Water Street, Milwaukee, Wisconsin 53202.

(7) As reflected in Amendment No. 7 to Schedule 13G dated February 7, 2000. According to T. Rowe Price Associates, Inc. ("Price Associates"), (i) it is a registered investment adviser and (ii) these shares are owned by T. Rowe Price Small-Cap Value Fund, Inc., a registered investment company, as to which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares. The principal address of Price Associates is 100 East Pratt Street, Baltimore, Maryland 21202.

(8) As reflected in Amendment No. 7 to Schedule 13G dated February 1, 2000. According to David L. Babson and Company, Incorporated ("Babson"), it (i) is an investment adviser and (ii) has sole voting and dispositive power over all such shares. The principal address of Babson is One Memorial Drive, Cambridge, Massachusetts 02142-1300.

(9) According to Fleet Investment Advisors, Inc. ("Fleet"), it (i) is a registered investment adviser and (ii) has sole dispositive power over all such shares. The principal address of Fleet is One Federal Street, Boston, Massachusetts 02110.

(10) As reflected in Amendment No. 4 to Schedule 13G dated February 8, 2000. According to Paradigm Capital Management Inc. ("Paradigm"), it
           (i) is a registered investment adviser and (ii) has sole dispositive power over all such shares. The principal address of Paradigm is Nine Elk Street, Albany, New York 12207.

(11) As reflected in Schedule 13G dated September 10, 1999. According to Goldman Sachs Asset Management ("Goldman"), a separate operating division of Goldman Sachs & Co., it (i) is an investment adviser and
           (ii) has sole voting and dispositive power over such shares. Goldman disclaims beneficial ownership of such shares. The principal address of Goldman is 1 New York Plaza, New York, New York 10004.

(12) As reflected in an amendment to Schedule 13G dated February 3, 2000. According to Dimensional Fund Advisors Inc. ("Dimensional"), (i) it is a registered investment adviser and (ii) these shares are owned by four investment companies, each a registered investment company, and certain other investment vehicles, as to all of which Dimensional serves as investment adviser and investment manager. Dimensional disclaims beneficial ownership of all such shares. The principal address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.


                          MATTERS CONCERNING DIRECTORS

ELECTION OF DIRECTORS

           The Board of Directors currently consists of seven directors and is classified with respect to terms of office into four classes. Each Class III director elected at the Annual Meeting will serve until the 2004 annual meeting of shareholders and until such director's successor has been elected and qualified, except in the event of such director's earlier death, resignation or removal. The terms of office of the Class I, Class II and Class IV directors will expire at the annual meetings to be held in 2002, 2003 and 2001, respectively, upon the election and qualification of their successors.

           The Board of Directors, acting on the recommendation of its Nominating Committee, has nominated Mr. Norman Cohen and Mr. Richard J. Pinola for election as the Class III directors. Both currently are directors of the Company.

           The persons named as proxy agents in the enclosed Proxy Card intend (unless instructed otherwise by a shareholder) to vote for the election of Mr. Norman Cohen and Mr. Richard J. Pinola as the Class III directors. In the event that a nominee should become unable to accept nomination or election (a circumstance which the Board of Directors does not expect), the proxy agents intend to vote for any alternate nominee designated by the Board of Directors or its Executive Committee or, in the discretion of the Board or its Executive Committee, the position may be left vacant.

           THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH CLASS III NOMINEE.

           Set forth below is certain information with respect to each nominee for director and each other person currently serving as a director of the Company whose term of office will continue after the Annual Meeting, including the class and term of office of each such person. This information has been provided by each director at the request of the Company.

           Class I--Directors with Terms Continuing until 2002

           DR. HANS-JURG SCHURMANN. Dr. Schurmann has been a director since November 1993 and was most recently reelected at the 1998 annual meeting of shareholders. He is a senior partner in the law firm of Schurmann and Partner in Zurich, Switzerland, which represents the Company and its subsidiaries in Switzerland, and he has been a partner in that firm and its predecessor firm since 1979. Dr. Schurmann serves on the boards of numerous Swiss companies, including Instinet AG, Bellaplast Holding AG and Discorack-NCO AG. Dr. Schurmann is 55 years of age.

           JEAN HEAD SISCO. Mrs. Sisco has been a director since September 1993 and was most recently reelected at the 1998 annual meeting of shareholders. Since 1979, she has been a partner in Sisco Associates, a management consulting firm based in Washington, D.C. which specializes in international risk and trade analysis. Mrs. Sisco serves as a director of Textron, Inc., Chiquita Brands International, The Neiman-Marcus Group and American Funds Tax-Exempt Series I. She is Chairman of the Center for Board Leadership and was the first woman director of the Metropolitan Washington Board of Trade. Mrs. Sisco is 74 years of age.

           Class II--Director with Term Continuing until 2003

           ROBERT A. ENGEL. Mr. Engel has been a director since 1999, when he was elected at the 1999 annual meeting of shareholders. Since 1999, Mr. Engel has been a Managing Director of Gleacher & Co. LLC, a financial advisory and investment banking firm. From 1995 to 1999, Mr. Engel was the Managing Director-Head of Mergers and Acquisitions of Gleacher NatWest Inc., a predecessor firm. From 1986 to 1995, he worked in various capacities at the investment banking firms of Gleacher & Co., Inc., C. J. Lawrence, Morgan Grenfell, Inc. and Morgan Grenfell & Co. Ltd. Mr. Engel is 36 years of age.

           Class III--Nominees for Terms Continuing until 2004

           NORMAN COHEN. Mr. Cohen has been a director since 1974 and was most recently reelected at the 1996 annual meeting of shareholders. From 1993 to 1999, he was Chairman and Chief Executive Officer of Creative Contracting Associates, Inc., a clothing manufacturer, and he is now a consultant to a clothing company. Mr. Cohen is 73 years of age.

           RICHARD J. PINOLA. Mr. Pinola has been a director since January 1994 and was most recently reelected at the 1996 annual meeting of shareholders. Since January 1994, he has served as Chairman and Chief Executive

Officer of Right Management Consultants, Inc., a publicly-held human resource consulting and career management firm, and from June 1992 through December 1993 he was President and Chief Executive Officer of that company. Prior to joining Right Management Consultants, Inc., Mr. Pinola was President and Chief Operating Officer of Penn Mutual Life Insurance Company from March 1988 through September 1991 and a consultant from September 1991 until June 1992. He serves as a director of Right Management Consultants, Inc. Mr. Pinola is 54 years of age.

           Class IV--Directors with Terms Continuing until 2001

           LEO C. BEEBE. Mr. Beebe has been a director since June 1976 and was most recently reelected at the 1997 annual meeting of shareholders. From July 1985 until August 1992 and again from June 1995 until he retired in January 1998, Mr. Beebe was the Chief Executive Officer of the Company, and from January 1985 until January 1998, he served as the Chairman of the Board of Directors of the Company. Mr. Beebe was Dean of the School of Business Administration of Glassboro State College (now Rowan University), Glassboro, New Jersey from July 1977 to July 1985 and a professor of marketing at Glassboro State College from 1972 to July 1985. Prior to that time, he served at Ford Motor Company for 27 years in various capacities in the United States and foreign countries, including as General Marketing Manager of Ford's Lincoln-Mercury Division, Vice President of Marketing and Planning and a director of Ford Motor Company of Canada, and Executive Vice President and General Manager of the Consumer Products Division and a director of Philco Ford Corporation. Mr. Beebe is 82 years of age.

           EDWARD B. CLOUES, II. Mr. Cloues has been a director since July 1985 and was most recently reelected at the 1997 annual meeting of shareholders. He became Chairman of the Board of Directors and Chief Executive Officer of the Company on January 5, 1998. From May 1985 until May 1998, Mr. Cloues served as Secretary of the Company. Prior to joining the Company, Mr. Cloues was a senior partner in the law firm of Morgan, Lewis & Bockius LLP, which is the Company's general counsel. He is also a director and non-executive Chairman of the Board of AMREP Corporation and a director of AmeriQuest Technologies, Inc. Mr. Cloues is 52 years of age.

COMMITTEES AND MEETINGS

           The Board of Directors has an Executive Committee, an Audit and Finance Committee, a Compensation and Human Resources Committee and a Nominating Committee. The members of the Compensation and Human Resources Committee also constitute the members of the two committees which administer the Company's employee stock option plans (collectively, the "Stock Option Committee"). During fiscal year 1999, the Board of Directors held six meetings (including one by telephone conference), the Executive Committee did not meet, the Audit and Finance Committee held three meetings, the Compensation and Human Resources Committee held four meetings, the Nominating Committee held one meeting and the Stock Option Committee did not meet separately from the Compensation and Human Resources Committee. Each director attended at least 75% of the aggregate of the fiscal year 1999 meetings of the Board of Directors and of the Board committee or committees on which he or she served during the year.

           The Executive Committee is empowered to exercise all powers of the Board of Directors, except action on dividends and certain other matters which cannot by law be delegated by the Board, during the periods between regular Board meetings. The Audit and Finance Committee is responsible for recommending to the Board the firm to be employed by the Company as its independent accountants and auditors, consulting with such firm as to the annual audit and the adequacy of internal controls, reviewing the accounting controls, practices and policies of the Company and reviewing budgets, cash and debt management and financial matters generally. The Compensation and Human Resources Committee recommends to the Board the compensation of the Company's chief executive officer, reviews and takes action on the chief executive officer's recommendations regarding the appropriate compensation of the Company's other executive officers, approves the granting of any bonuses to such officers, reviews other compensation and personnel development matters generally and recommends to the Board the compensation of non-employee directors. The Nominating Committee's duties are to recommend to the Board nominees for election as directors and the membership of all Board committees. The Stock Option Committee is responsible for administering the Company's 1996 Equity Compensation Plan and another stock option plan which has expired (but under which there remain outstanding stock options).

           The current members of the Executive Committee are Messrs. Cloues (Chairman), Beebe and Cohen; of the Audit and Finance Committee, Messrs. Pinola (Chairman) and Engel, Dr. Schurmann and Mrs. Sisco; of the Compensation and Human Resources Committee, Messrs. Cohen (Chairman) and Pinola and Mrs. Sisco; of the Nominating Committee, Messrs. Beebe (Chairman) and Cloues; and of the Stock Option Committee, Messrs. Cohen and Pinola and Mrs. Sisco.

STANDARD COMPENSATION ARRANGEMENTS

           Directors who are not employees of the Company receive an annual retainer of $12,500, a $2,000 annual retainer for each membership on any of the Audit and Finance Committee, the Compensation and Human Resources Committee and the Nominating Committee, a $1,000 annual retainer for membership on the Executive Committee, $1,000 for each Board meeting attended and $750 for each Executive Committee meeting attended provided that, in the case of Executive Committee meetings, such meetings either require substantial preparation or last two hours or more. In addition, the chairman of the Audit and Finance Committee and the chairman of the Compensation and Human Resources Committee are each paid an additional $1,500 for their service in such capacities. All retainers are paid on a prorated bi-monthly basis. Directors generally do not receive compensation for their participation in telephone meetings or for attendance at other committee meetings. Under the 1996 Equity Compensation Plan, non-employee directors are eligible to receive stock options and, unless the Stock Option Committee determines otherwise (which has not been the case in the past), on the date of each annual meeting of shareholders of the Company, each non-employee director receives a stock option grant to purchase 1,000 shares of Common Stock with an option price per share equal to the fair market value of a share of Common Stock on that date. Such options are fully vested on the date of grant and have a ten-year term.

SHARE OWNERSHIP GUIDELINE

           Each non-employee director is required to own shares of Company Common Stock with a value, at the greater of cost or market, equal to four times the current $12,500 annual retainer, or $50,000. As for any newly-elected director, this requirement will be phased in over a period of time to be determined by the Board. All directors are in compliance with this guideline.

REQUIREMENTS FOR ADVANCE NOTIFICATION OF NOMINATIONS

           Article Ninth of the Restated Certificate of Incorporation of the Company provides that no person may be nominated for election as a director by a shareholder at an annual or special meeting unless written notice of such shareholder's intent to make such nomination has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company at the principal executive offices of the Company not later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

                             EXECUTIVE COMPENSATION

COMPENSATION

           The following table sets forth certain information with respect to compensation earned during fiscal years 1999, 1998 and 1997 by the Company's chief executive officer and the Company's other executive officers whose salary and bonus from the Company or any subsidiary exceeded $100,000 in fiscal year 1999 (the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                                                                                             Long-Term Compensation
                                                                                                      Awards
                                                                                            ------------------------
                                                                                            Number of
                                                         Annual Compensation                Shares of      Number of
                                              -----------------------------------------     Restricted      Stock
             Name and                                                    Other Annual         Stock        Options      All Other
        Principal Position           Year     Salary         Bonus      Compensation(1)      Granted       Granted   Compensation(2)
        ------------------           ----     ------         -----      ---------------      -------       -------   ---------------
Edward B. Cloues, II(3) ...........  1999     $400,000      $200,000      $14,861(4)          12,500             0       $32,540
  Chief Executive Officer            1998      380,000       285,000       15,371(4)           7,500             0        22,234
  and Chairman of the
  Board of Directors

Ronald R. Remick(5) ...............  1999     $109,792       $33,333         $455(4)           2,000         7,500        $1,546
  Senior Vice President,
  Chief Financial Officer
  and Treasurer

Kevin C. Bowen ....................  1999     $165,000       $50,000         $316(4)               0             0       $15,951
  President and Chief                1998      150,000        75,000          342(4)               0        30,000        17,126
  Executive Officer of               1997      137,825        50,521          342(4)               0             0        16,473
  K-Tron America, Inc.

Lukas Guenthardt ..................  1999     $165,000       $50,000         $176(4)               0             0       $11,678
  Senior Vice President -            1998      147,460(6)     75,000          225(4)               0        30,000        21,346
  Strategic Planning,                1997      127,209(6)     50,521            0                  0             0        16,314
  Product Development
  and Marketing

Beat Steger(7) ....................  1999     $114,028(8)    $34,544            0                  0         6,000       $17,000
  Managing Director of
  K-Tron (Schweiz) AG

  ----------------

(1) In fiscal years 1999, 1998 and 1997, no Named Executive Officer received perquisites or other personal benefits, securities or property which exceeded the lesser of $50,000 or 10% of such Named Executive Officer's salary and bonus.

(2)        The amounts disclosed in this column include:

      (a) Company and subsidiary contributions under the thrift portion of Company's 401(k) Profit-Sharing and Thrift Plan on behalf of the following Named Executive Officers: For fiscal year 1999 - Mr. Cloues $9,600, Mr. Bowen $9,600 and Mr. Guenthardt $9,600. For fiscal year 1998 - Mr. Bowen $10,560 and Mr. Guenthardt $2,475. For fiscal year 1997 - Mr. Bowen $9,500. No contributions were made under the profit-sharing portion of the plan in any of these years.

      (b) Company and subsidiary payments for supplemental health insurance on behalf of the following Named Executive Officers: For fiscal year 1999 - Mr. Cloues $4,480, Mr. Bowen $4,978 and Mr. Guenthardt $1,462. For fiscal year 1998 - Mr. Cloues $3,141 and Mr. Bowen $5,025. For fiscal year 1997 - Mr. Bowen $5,432.

      (c) Company and subsidiary payments of premiums for additional group term life insurance on behalf of the following Named Executive Officers: For fiscal year 1999 - Mr. Cloues $852, Mr. Remick $836, Mr. Bowen $528 and Mr. Guenthardt $324. For fiscal year 1998 - Mr. Cloues $1,152, Mr. Bowen $696 and Mr. Guenthardt $408. For fiscal year 1997 - Mr. Bowen $696.

      (d) Company and subsidiary payments of premiums for additional life insurance on behalf of the following Named Executive Officers: For fiscal year 1999 - Mr. Cloues $2,792, Mr. Remick $710, Mr. Bowen $845 and Mr. Guenthardt $292. For fiscal year 1998 - Mr. Cloues $2,612 and Mr. Bowen $845. For fiscal year 1997 - Mr. Bowen $845.

      (e) Company payments of premiums for additional disability insurance on behalf of the following Named Executive Officers: For fiscal year 1999 - Mr. Cloues $15,966. For fiscal year 1998 - Mr. Cloues $15,329.

      (f) Subsidiary contributions in U.S. dollars (based on the average $/Sfr. exchange rate of $.6645 for 1999, $.692 for 1998 and $.689 for 1997) to
      the Swiss pension plan on behalf of the following Named Executive
      Officers: For fiscal year 1999 - Mr. Steger, $17,000. For fiscal year 1998
      - Mr. Guenthardt, $18,468. For fiscal year 1997 - Mr. Guenthardt, $16,314.

(3) On January 5, 1998, Mr. Cloues joined the Company as its Chief Executive Officer; therefore, his compensation for fiscal year 1997 is not required to be disclosed.

(4) Represents amounts reimbursed to certain Named Executive Officers for estimated income taxes incurred with respect to additional life and disability insurance purchased on their behalf.

(5) On May 10, 1999, Mr. Remick joined the Company as its Senior Vice President, Chief Financial Officer and Treasurer; therefore, his compensation for fiscal years 1998 and 1997 is not required to be disclosed.

(6) Prior to June 1, 1998, Mr. Guenthardt served as Managing Director and Chief Executive Officer of K-Tron (Schweiz) AG, and he relocated to the United States in September 1998 in connection with his new position as Senior Vice President - Strategic Planning, Product Development and Marketing of the Company. Mr. Guenthardt's compensation was paid in Swiss francs through September 1998 and in U.S. dollars thereafter, and all of his 1997 salary, bonus and other compensation was paid in Swiss francs. The salary, bonus and other compensation amounts included in the table for Mr. Guenthardt are expressed in U.S. dollars using the average $/Sfr. exchange rate (i) for the portion of 1998 for which he was paid in Swiss francs of $.692 and (ii) for 1997 of $.689. Mr. Guenthardt's salary in Swiss francs was Sfr. 211,707 in 1998 (on an annualized basis) and Sfr. 184,575 in 1997.

(7) Mr. Steger became an executive officer in 1999; therefore, his compensation for fiscal years 1998 and 1997 is not required to be disclosed.

(8) Mr. Steger's compensation was paid in Swiss francs. The salary, bonus and other compensation amounts included in table for Mr. Steger were expressed in U.S. dollars using the average $/Sfr. exchange rate for 1999 of $.6645. Mr. Steger's 1999 salary and bonus in Swiss francs were 171,600 Swiss francs and 52,000 Swiss francs, respectively.

OPTION GRANTS

           The following table discloses options granted to the Named Executive Officers during the fiscal year ended January 1, 2000.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                                             INDIVIDUAL GRANTS
                                  ---------------------------------------------------------------------
                                                                                                              POTENTIAL REALIZABLE
                                                     PERCENT OF TOTAL                                           VALUE AT ASSUMED
                                   NUMBER OF          OPTIONS/SARS                                              ANNUAL RATES OF
                                  SECURITIES           GRANTED TO                                                 STOCK PRICE
                                  UNDERLYING          EMPLOYEES IN           EXERCISE                           APPRECIATION FOR
                                  OPTION/SARS          FISCAL YEAR        OR BASE PRICE      EXPIRATION           OPTION TERM
NAME                                GRANTED              1999(1)           PER SHARE(2)         DATE           5%              10%
----                                -------              -------           ------------         ----         -------        ------
Edward B. Cloues, II ..........       --                   --                   --               --              --            --
Ronald R. Remick ..............      7,500(3)             14.0               $18.375            5/9/09       $86,663        $219,638
Kevin C. Bowen ................       --                   --                   --               --              --            --
Lukas Guenthardt ..............       --                   --                   --               --              --            --
Beat Steger ...................      6,000(3)             11.2               $17.625           2/16/09       $66,510        $168,570

-------------------
(1) During fiscal year 1999, options to purchase 53,500 shares of Common Stock were granted to 30 employees.

(2) The exercise price of the options granted was equal to the fair market value of the underlying stock on the date of grant.

(3) Options become exercisable in four equal annual installments commencing on the first anniversary of the date of grant.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

           The following table sets forth certain information regarding the number and value of stock options held at January 1, 2000 by the Named Executive Officers.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                         NUMBER OF                            VALUE OF
                                                                        UNEXERCISED                     UNEXERCISED IN-THE-
                                                                        OPTIONS AT                       MONEY OPTIONS AT
                                                                      JANUARY 1, 2000                   JANUARY 1, 2000(1)
                                                                 ----------------------------     -----------------------------
                                     SHARES
                                    ACQUIRED        VALUE
NAME                              ON EXERCISE      REALIZED      EXERCISABLE    UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----                              -----------      --------      -----------    -------------     -----------     -------------
Edward B. Cloues, II                   --              --           64,286           35,714           --               --
Ronald R. Remick                       --              --             --              7,500           --               --
Kevin C. Bowen                        2,500          $13,906         9,916           31,584         $42,562          $23,562
Lukas Guenthardt                       --              --           10,416           32,584         $37,812          $30,812
Beat Steger                            --              --            1,833            8,667          $7,250           $7,250

-------------------
(1) Based on the closing price of the Company's Common Stock as reported on the Nasdaq National Market on December 31, 1999 ($13.50 per share), net of the option exercise price.


CERTAIN EMPLOYMENT AGREEMENTS

            Messrs. Remick, Bowen and Guenthardt were employed by the Company or a subsidiary during fiscal year 1999 under employment agreements with the Company (the "Employment Agreements"). Under the Employment Agreements, Messrs. Remick, Bowen and Guenthardt are entitled to receive a base salary, which may be increased from time to time, and such additional compensation and bonus payments as may be awarded to them. During fiscal year 1999, the annual base salaries for Messrs. Remick, Bowen and Guenthardt were $170,000, $165,000 and $165,000, respectively. As of the beginning of fiscal year 2000, Messrs. Remick's, Bowen's and Guenthardt's annual base salaries were increased to $178,500, $173,250 and $173,250, respectively. The Company's obligation to pay such base salaries is subject to its right to reduce them in the event reductions are generally being made for other officers of the Company or its subsidiaries holding comparable positions.

           Under Mr. Remick's employment agreement, on the commencement date of his employment with the Company, he received (i) a grant of 2,000 shares of restricted stock under the Company's 1996 Equity Compensation Plan, with the restriction to lapse on May 10, 2000 provided that he is still employed by the Company on that date, and (ii) a stock option grant to purchase 7,500 shares of Common Stock at a purchase price equal to the fair market value on the date of grant, with 1,875 shares to vest on each of the first, second, third and fourth anniversaries of the date of grant. Mr. Remick is to receive similar option grants for 7,500 and 5,000 shares of Common Stock, respectively, on the first and second anniversaries of the commencement of his employment with the Company.

           Each of the Employment Agreements provides that either the Company or the employee may terminate the employment term thereunder upon not less than one year's prior notice. Such employment terms are also subject to termination by reason of the employee's death or disability or by the Board of Directors at any time for "cause" as specified in the Employment Agreements. In addition, the Company has the right to terminate any of Messrs. Remick, Bowen or Guenthardt at any time without cause by paying him a lump sum amount equal to 100% of his then-annual base salary or, if the previously described one-year notice of termination has already been given by the Company to him, the portion thereof relating to the balance of the employment term.

           Mr. Cloues was employed by the Company during fiscal year 1999 under an employment agreement with the Company pursuant to which he served as the Company's Chairman of the Board of Directors and Chief Executive Officer. During fiscal year 1999, Mr. Cloues' base salary was $400,000. In addition, on January 5, 1999, Mr. Cloues received a stock grant for 12,500 shares of Common Stock, of which 2,500 shares were unrestricted and 10,000 shares were restricted, which restriction lapsed on January 5, 2000. The foregoing stock grants were made under the 1996 Equity Compensation Plan and in accordance with Mr. Cloues' employment agreement. As of the beginning of fiscal year 2000, Mr. Cloues' annual base salary was increased to $420,000.

           Mr. Cloues' employment agreement provides that he can terminate the agreement upon not less than 90 days prior notice. The agreement also provides that the Company may terminate the employment term thereunder without cause effective at any time after January 8, 2001, but the Company must provide Mr. Cloues with not less than two years prior notice of such termination. At Mr. Cloues' election, he may then terminate the employment term ("Termination Event One"). After January 8, 2001, the Company may terminate the employment term without cause upon not less than 30 days prior written notice ("Termination Event Two"). Upon the occurrence of Termination Event One or Two, Mr. Cloues would be entitled to a lump sum payment equal to 200% of his then- annual base salary. Mr. Cloues' employment term is also subject to termination by reason of his death or disability or by the Board of Directors at any time for "cause" as specified in his employment agreement.

           Mr. Cloues' employment agreement also includes provisions relating to a termination of employment upon a "change of control" (as specified in his employment agreement). Mr. Cloues' employment agreement applies to a termination of employment upon or within one year after a "change in control" which, if such termination was initiated by the Company or any successor thereto, was for any reason other than death, disability or "cause" or which, if such termination was initiated by Mr. Cloues, was at his sole discretion without regard to reason. In the event of the termination of employment of Mr. Cloues upon a "change of control," his employment agreement provides that, subject to certain limitations, the Company would pay him (i) an amount equal to three times his annual base salary in effect either immediately prior to the termination of employment or immediately prior to the "change of control," whichever is higher and (ii) unless Mr. Cloues notifies the Company in writing that he intends to retain his options, an amount equal to the spread (the excess of market value over exercise price) on any stock options then held by him, whether or not such options were exercisable at the date of termination.


           NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOLLOWING REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE AND THE PERFORMANCE GRAPH ON PAGE 15 SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.


                           REPORT OF THE COMPENSATION
                          AND HUMAN RESOURCES COMMITTEE

           As members of the Compensation and Human Resources Committee (the "Compensation Committee"), it is our duty to review the compensation paid to the Named Executive Officers, to recommend to the Board the annual base salary of the Company's Chief Executive Officer, to approve the annual base salaries of the other Named Executive Officers, to approve all bonuses and other material compensation granted to the Chief Executive

Officer and other Named Executive Officers and to approve the total amount of all bonuses paid by the Company. In addition, we also constitute the committee (the "Stock Option Committee") which administers the Company's 1996 Equity Compensation Plan and thus are responsible for the granting of stock options, stock appreciation rights and restricted stock to officers and employees of the Company. These duties and the other responsibilities of the Compensation Committee are more fully described on page 6 of this Proxy Statement under the caption "Matters Concerning Directors - Committees and Meetings." In fulfilling these duties and responsibilities, it is the Compensation Committee's goal to have a policy that will enable the Company to attract, retain and reward senior officers who contribute to both its short-term and long-term success. The members of the Compensation Committee are all non-employee, independent directors.

           The Company's compensation policy for senior officers is to pay competitively and to be fair and equitable in the administration of pay. This is the same policy applicable to all employees of the Company. The Company seeks to balance the compensation paid to a particular individual with the compensation paid to other executives holding comparable positions both inside the Company and at other similar companies.

           For fiscal year 1999, the Compensation Committee approved an overall cash bonus pool of approximately $1,295,000, which was approximately 60.5% of fiscal year 1998's cash bonus pool, based in large part on the fact that the Company achieved a 9.9% increase in earnings per share from $2.03 in fiscal year 1998 to $2.23 in fiscal year 1999. In making this determination, the Compensation Committee varied from the incentive compensation program adopted by it and the Board at the beginning of fiscal year 1999 which was tied to pre-tax, pre-incentive compensation income of the Company. While this formula would have produced a lower cash bonus for fiscal year 1999 than was actually paid, the Compensation Committee felt that a portion of the losses and one-time reorganization costs relating to the Hasler business should be removed from the calculation in order to achieve a fair result for the year. If the Hasler losses had been excluded entirely from the calculation, the fiscal year 1999 bonus pool (using the program approved at the beginning of fiscal year 1999) would have exceeded fiscal year 1998's bonus pool of $2,139,000. Unlike recent years when grants of stock options were part of the incentive compensation program, no stock options were granted this year in connection with bonus awards.

           Approximately 55% of the overall cash bonus pool was awarded to a group of 34 executives and managers and 45% to other employees, with specific awards dependent on both overall corporate and local performance. All incentive compensation awards were paid in cash, and, except for the Chief Executive Officer's award, each Named Executive Officer's award was based on the Chief Executive Officer's recommendation to the Compensation Committee. This recommendation was based on the Chief Executive Officer's subjective judgment but took into account a number of factors, including the performance of the unit for which such officer was responsible, overall corporate results, teamwork and any special accomplishments of the individual in question. The amount of the incentive compensation awarded to the Chief Executive Officer for fiscal year 1999 and the reasons for it are described in the next paragraph.

           Edward B. Cloues, II, the Company's Chief Executive Officer, received a $200,000 bonus for fiscal year 1999, which was equal to 50% of his 1999 base salary. Mr. Cloues' bonus was determined by the Compensation Committee and reflected the Compensation Committee's recognition of the key role played by Mr. Cloues during fiscal year 1999, including the Company's achievement of record net income and earnings per share and its progress in achieving the goals embodied in the six top priorities for 1999 and 2000 that were outlined by Mr. Cloues in his letter to shareholders included in the 1998 annual report. The awards made to the other four Named Executive Officers of the Company were recommended by Mr. Cloues on the basis described in the immediately preceding paragraph and approved by the Compensation Committee, and they equaled approximately 30% of each of their 1999 base salaries.

           For fiscal year 2000, the Compensation Committee has not yet made any formal recommendation to the Board regarding a 2000 incentive compensation program, but it is expected that future stock options will be granted by the Stock Option Committee on a case-by-case basis, as and when deemed appropriate, rather than as part of any such program.

           As with bonuses, the decisions of the Compensation Committee regarding salaries are subjective and not based on any list of specific criteria. The Company's Chief Executive Officer, Edward B. Cloues, II, had a 1999 base salary of $400,000. With respect to the other four Named Executive Officers, their annual base salaries during fiscal year 1999 were as follows:
Mr. Remick, $170,000; Mr. Bowen, $165,000; Mr. Guenthardt, $165,000; and Mr.
Steger, 171,600 Swiss francs. Effective at the beginning of fiscal year 2000, Mr. Cloues' annual base salary was increased to $420,000, and the annual base salaries for Messrs. Remick, Bowen, Guenthardt and Steger were increased to $178,000, $173,250, $173,250 and 195,000 Swiss francs, respectively. The
Compensation Committee accepted the Chief Executive Officer's salary recommendations for Messrs. Remick, Bowen, Guenthardt and Steger, which were based on many of the factors described above with respect to incentive compensation awards. The same was also true of the factors which the Compensation Committee took into account in determining the Chief Executive Officer's 2000 salary.

           As stated above, the members of the Compensation Committee also serve as the members of the Stock Option Committee which administers the 1996 Equity Compensation Plan providing for grants of stock options, stock appreciation rights and restricted stock. The purpose of stock option grants is to provide an additional incentive to key employees to work to maximize shareholder value, and vesting periods may be utilized to encourage such employees to remain with the Company. Stock option grants are entirely at the discretion of the Stock Option Committee, including their timing, the recipients thereof and the number of shares underlying any particular grant. In the beginning of fiscal year 1999, the members of the Compensation Committee, acting as the Stock Option Committee, approved grants of non-qualified options to purchase 46,000 shares of Common Stock as part of the incentive compensation program for 1998, including a stock option grant to Mr. Steger to purchase 6,000 shares. All such grants were at market price on the grant date, vest over four years from that date and have a life of ten years. In addition, pursuant to Mr. Cloues' employment agreement, he received on January 5, 1999 a stock grant for 12,500 shares of Common Stock, 2,500 of which were unrestricted and 10,000 of which were restricted, with the restriction lapsing on January 5, 2000. Further, pursuant to Mr. Remick's employment agreement, he received a stock option grant to purchase 7,500 shares of Common Stock at an exercise price equal to the fair market value on the date of grant, which was when he joined the Company on May 10, 1999, and a restricted stock grant for 2,000 shares of Common Stock, which restriction lapses on May 10, 2000, provided that he is still employed by the Company on that date.

           In summary, we believe that the combination of salary, bonus, stock options and awards and other compensation received by each of the Named Executive Officers for fiscal year 1999 was reasonable in view of their past and anticipated future contributions to the Company.

           Payments during 1999 to the Company's executives as discussed above were made with regard to the provisions of Section 162(m) of the Internal Revenue Code. Section 162(m) limits the deduction that may be claimed by a "public company" for compensation paid to certain individuals to $1 million except to the extent that any excess compensation is "performance-based compensation." It is the Compensation Committee's intention that as a general rule compensation should not be limited as to its deductibility under Section 162(m).

                                   COMPENSATION AND HUMAN RESOURCES COMMITTEE

                                          Norman Cohen, Chairman
                                             Richard J. Pinola
                                              Jean Head Sisco
March 24, 2000

                                PERFORMANCE GRAPH

           The following line graph compares the yearly change in the cumulative total shareholder return on the Company's Common Stock for the past five fiscal years with the cumulative total return of the Standard & Poor's 500 Stock Index (the "S&P 500") and the Dow Jones Factory Equipment Industry Group, which is described more fully below (the "Factory Equipment Group"). The graph assumes that $100 was invested at the end of fiscal year 1994 in the Company's Common Stock, the S&P 500 and the Factory Equipment Group. Dividend reinvestment has been assumed and, with respect to companies in the Factory Equipment Group, the returns of each such company have been weighted at each measurement point to reflect relative stock market capitalization.


                               [PERFORMANCE GRAPH]

                                                     DOLLARS
                              -------------------------------------------------------
                              1994       1995      1996      1997      1998      1999
                              ----       ----      ----      ----      ----      ----
K-Tron International, Inc.    100        58.14     95.35    160.47    172.09    125.58
S&P 500 Index                 100       137.58    169.17    225.61    290.09    351.13
Factory Equipment Group       100       131.86    135.10    153.50    121.91    120.01


           The Factory Equipment Group is not a "published industry or line-of-business index" as that term is defined by Securities and Exchange Commission regulations. Accordingly, the Factory Equipment Group is considered a "peer index," and the identity of the companies used in the index is as follows:
Baldwin Technology Inc. Class A, Bethlehem Corporation, Brown & Sharpe Manufacturing Co. Class A, Chicago Rivet & Machine Co., Farrel Corporation, Flow International Corp., Gardner Denver, Inc., Genesis Worldwide, Inc., Gleason Corporation, Gorman-Rupp Company, Hirsch International Corp. Class A, Hurco Companies Inc., Innovex Inc., Invivo Corporation, K-Tron International, Inc., Katy Industries, Inc., Key Technology Inc., Kulicke & Soffa Industries, Inc., Lynch Corporation, McClain Industries, Inc., Middleby Corporation, Milacron Inc., Moore Products Co., Paul Mueller Company, Nordson Corporation, Oilgear Company, Quipp, Inc., Regal-Beloit Corp, Riviera Tool Company, Sames Corporation, Secom General Corporation, Selas Corporation of America, SI Handling Systems, Inc., Speizman Industries Inc., L.S. Starrett Company, Summa Industries, Taylor Devices, Inc., Thermo Fibertek Inc., Thermo Terratech, Inc., Twin Disc Incorporated and Utilx Corporation.

                         INDEPENDENT PUBLIC ACCOUNTANTS

           Arthur Andersen LLP has served as the Company's independent public accountants and auditors since 1994. It is management's expectation that Arthur Andersen LLP will continue in such capacity for the current year, but this matter has not yet been considered by the Board of Directors. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions.


                  SHAREHOLDER PROPOSALS -- 2001 ANNUAL MEETING

           Shareholders may submit proposals on matters appropriate for shareholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. Any proposal which an eligible shareholder desires to have presented at the 2001 annual meeting of shareholders (which is expected to be held on or about May 11, 2001) concerning a proper subject for inclusion in the proxy statement and for consideration at the annual meeting, will be included in the Company's proxy statement and related proxy card if it is received by the Company no later than November 25, 2000.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

           Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that directors and certain officers of the Company, and persons who own more than ten percent of the Company's Common Stock, file reports of ownership of Company securities and changes in ownership of Company's securities with the Securities and Exchange Commission. The Company believes that all filings required to be made during fiscal year 1999 were made on a timely basis.


                                  OTHER MATTERS

           The Board of Directors of the Company does not intend to bring any other matters before the Annual Meeting and has no reason to believe any other matters will be presented. If, however, other matters properly do come before the meeting, it is the intention of the persons named as proxy agents in the enclosed Proxy Card to vote upon such matters in accordance with their judgment.

                                             By Order of the Board of Directors,


                                             Mary E. Vaccara
                                             Secretary
April 7, 2000

                        K-TRON INTERNATIONAL, INC. PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints LEO C. BEEBE and EDWARD B. CLOUES, II, or either of them acting singly in the absence of the other, each with the power to appoint his substitute, the Proxy Agents of the undersigned to attend the Annual Meeting of Shareholders of K-Tron International, Inc. (the "Company") to be held at the Company's principal executive offices at Route 55 and 553, Pitman, New Jersey, on May 15, 2000, at 10:00 a.m., local time, and any postponements or adjournments thereof, and with all powers the undersigned would possess if personally present, to vote upon the following matters as indicated below.

    PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT USING
                             THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

                                                                     SEE REVERSE
                                                                         SIDE

[X] Please mark your
    votes as in this
    example


                      FOR        WITHHELD        Nominee:  Norman Cohen
1. Election of        [ ]          [ ]                     Richard J. Pinola
   Directors
   Class III

For, except vote withheld from the following nominee(s):

_____________________________________________________________________________


2. In their discretion, the Proxy Agents are authorized to vote upon such other business that may properly come before the meeting.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO INSTRUCTION IS SPECIFIED WITH RESPECT TO A MATTER TO BE ACTED UPON, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED FOR ALL NOMINEES FOR ELECTION AS THE CLASS III DIRECTORS. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY OR ITS EXECUTIVE COMMITTEE. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS AND THE RELATED PROXY STATEMENT.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT USING THE ENCLOSED ENVELOPE.



SIGNATURE(S)_________________________________________  DATE _____________, 2000

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.